For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

 February 2006

New York, NY – March 6, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of February 28, 2006:

	February 28, 2006	January 31, 2006	Change (1 month)	Percent Change	December 31, 2005	YTD Change (2 months)	Percent Change
Homes passed	370,053	348,926	21,127	6.1%	325,954	44,099	13.5%

Terrestrial Broadcasting subscribers % Saturation	92,481 25.0%	88,955 25.6%	3,526	4.0%	85,994 26.4%	6,487	7.5%
Pay TV subscribers % Saturation	19,479 5.3%	17,336 5.0%	2,143	12.4%	15,618 4.8%	3,861	24.7%
Internet subscribers % Saturation	41,807 11.3%	37,243 10.7%	4,564	12.3%	34,600 10.6%	7,207	20.8%

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com